                                                                    EXHIBIT 99.1

News Release

Contact: Karin Demler: (615) 263-3005

                       CORRECTIONS CORPORATION OF AMERICA
                 ANNOUNCES 2006 FIRST QUARTER FINANCIAL RESULTS

NASHVILLE, TENN. - MAY 3, 2006 - CORRECTIONS CORPORATION OF AMERICA (NYSE: CXW) (the "Company"), the nation's largest provider of corrections management services to government agencies, today announced its financial results for the three-month period ended March 31, 2006.

FINANCIAL REVIEW

FIRST QUARTER OF 2006 COMPARED WITH FIRST QUARTER OF 2005

For the three months ended March 31, 2006, the Company reported net income available to common stockholders of $21.3 million, or $0.52 per diluted share, compared with a net loss available to common stockholders of $8.9 million, or $0.24 per diluted share, for the same period in 2005.

Financial results for the first quarter of 2006 included a pre-tax charge of $1.0 million, compared with $35.0 million during the first quarter of 2005, for refinancing transactions completed during each respective quarter. Excluding these special charges, net income available to common stockholders was $21.9 million or $0.54 per diluted share for the first quarter of 2006, compared with $14.0 million, or $0.35 per diluted share for the first quarter of 2005, an increase of $0.19 per diluted share, or 54%.

Operating income for the first quarter of 2006 was $49.9 million, compared with $39.6 million for the first quarter of 2005. EBITDA, adjusted for the refinancing charges ("Adjusted EBITDA") for the three months ended March 31, 2006, increased 22% to $65.6 million, from $53.7 million for the same period in 2005. The financial results for the quarter ended March 31, 2006, were positively affected by the management contract with the Federal Bureau of Prisons ("BOP") at the Northeast Ohio Correctional Center that commenced in June 2005, as well as increased inmate populations at the Company's Prairie, Florence, Diamondback and Central Arizona facilities. These increases were partially offset by a reduction in populations at the T. Don Hutto facility, which was vacant during the first quarter of 2006 but is expected to commence operations with a population of detainees from U.S. Immigration and Customs Enforcement ("ICE") during the second quarter of 2006, as described hereafter. The increases in operating income and Adjusted EBITDA are net of an increase in general and administrative expenses of $1.8 million, of which $0.6 million, or $0.01 per diluted share, resulted from an increase in stock-based compensation.

Adjusted Free Cash Flow, which does not include special charges, increased by $27.3 million to $43.0 million during the first quarter of 2006, from $15.7 million generated during the same period in 2005. The increase in Adjusted Free Cash Flow was primarily brought about by the increase in operating income and a reduction in interest expense resulting from the Company's refinancing activities. Additionally, the prior year quarter was negatively impacted by the repayment of $13.5 million in taxes associated with excess refunds received by the Company in 2002 and 2003.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

                                                  CCA First Quarter 2006 Results
                                                                          Page 2


Earnings Per Diluted Share Excluding Special Charges, EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP financial measures. Please refer to the Supplemental Financial Information and related note following the financial statements herein for further discussion and reconciliations of these measures to GAAP financial measures.

OPERATIONS HIGHLIGHTS

For the quarter ended March 31, 2006 and 2005, key operating statistics for the continuing operations of the Company were as follows:

                                             QUARTER ENDED MARCH 31,
                                             -----------------------
                  Metric                        2006         2005
                  ------                     ----------   ----------
Average Available Beds                           70,969       68,625
Average Compensated Occupancy                      93.7%        89.6%
Total Compensated Man-Days                    5,985,056    5,533,030

Revenue per Compensated Man-Day              $    52.03   $    49.90
Operating Expense per Compensated Man-Day:
   Fixed                                          28.86        28.98
   Variable                                        9.73         8.87
                                             ----------   ----------
   Total                                          38.59        37.85
                                             ----------   ----------
Operating Margin per Compensated Man-Day     $    13.44   $    12.05
                                             ==========   ==========
Operating Margin                                   25.8%        24.1%

Operating margins increased from 24.1% during the first quarter of 2005 to 25.8% during the first quarter of 2006. The increase in operating margins from the prior-year period was substantially the result of the aforementioned higher inmate populations at a number of the Company's facilities. As further described hereafter, the prior year period also included increased staffing levels in anticipation of additional inmate populations at several facilities where expansions had been completed. The Company discloses a complete listing of occupancies by facility in its Supplemental Financial Information posted on its website at www.correctionscorp.com.

Total revenue for the first quarter of 2006 increased 12.5% to $316.0 million from $280.9 million during the same period in 2005, as total compensated man-days increased 8.2% to 6.0 million from 5.5 million compensated man-days, and as revenue per compensated man-day increased to $52.03 from $49.90, an increase of 4.3%. Average compensated occupancy for the three months ended March 31, 2006 increased to 93.7% from 89.6% for the three months ended March 31, 2005.

Fixed expenses for the three months ended March 31, 2006, decreased to $28.86 per compensated man-day compared with $28.98 per compensated man-day during the same period in 2005, a decrease of $0.12 per compensated man-day. The decrease in fixed expenses per compensated man-day was primarily the result of a decrease in salaries and benefits of $0.38 per compensated man-day, partially offset by an increase in utilities of $0.18 per compensated man-day resulting from increasing energy costs. The decrease in salaries and benefits per compensated man-day is primarily the result of leveraging those costs over higher inmate populations in the current quarter. In the prior year, the Company had increased staffing levels in anticipation of increased inmate populations at the Northeast Ohio, Lake City, Houston and Florence facilities. As these inmate populations increased in the current quarter, salaries and benefits on a per man-day basis declined.

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                                                  CCA First Quarter 2006 Results
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Variable expenses increased from $8.87 per compensated man-day during the first quarter of 2005 to $9.73 per compensated man-day during the first quarter of 2006, an increase of $0.86 per compensated man-day. The increase in variable expenses per compensated man-day includes an increase in legal expenses, as well as a modest increase in inmate medical expenses. Legal expense in the prior year quarter was affected favorably by the successful resolution of a number of legal matters.

REFINANCING TRANSACTIONS

In January 2006, the Company refinanced its senior bank credit facility, paying off the $149.0 million balance of the facility using cash on hand and the net proceeds from the issuance of $150.0 million of 6.75% senior unsecured notes due 2014. In connection with the refinancing, the Company increased its borrowing capacity by obtaining a new $150.0 million revolving credit facility which currently has no outstanding balance. The new revolving credit facility is secured primarily by security interests in the Company's accounts receivable and is not secured by liens on any of the Company's real estate assets. The Company intends to use the new facility to fund capital expenditures and for general corporate purposes. The Company incurred a pre-tax charge of $1.0 million for the write-off of existing deferred loan costs associated with the retirement of the old revolving credit facility and pay-off of the term portion of the facility. As a result of the refinancing and repayments, the interest rates on all of the Company's outstanding indebtedness are fixed, with a total weighted average stated interest rate of 6.9%.

During the first quarter of 2005, the Company incurred a pre-tax charge of $35.0 million consisting of a tender premium paid to the holders of the Company's 9.875% senior notes who tendered their notes pursuant to a tender offer the Company made for their notes, as well as fees and expenses associated with the tender offer. The charge also included the write-off of existing deferred loan costs associated with the purchase of the 9.875% senior notes and a lump sum pay-down of the old senior bank credit facility made with the proceeds from the issuance of $375.0 million of 6.75% senior unsecured notes due 2013.

BUSINESS DEVELOPMENT UPDATE

In April 2006, the Company modified an agreement with Williamson County, Texas to house non-criminal detainees from ICE under an Inter-Governmental Service Agreement between Williamson County and ICE. As part of its Secure Border Initiative, the agreement will enable ICE to accommodate non-criminal aliens being detained for deportation at the Company's 512-bed T. Don Hutto Residential Center in Taylor, Texas. The Company originally announced an agreement in December 2005 to house up to 600 detainees from ICE. However, for various reasons, the initial intake of detainees originally scheduled to occur in February 2006 was delayed. The modified agreement, which is effective beginning May 8, 2006, provides for an indefinite term and a fixed monthly payment.

Also in April 2006, the Company received a Notice of Intent to Award from the state of Florida, Department of Management Services, a contract for the continued management of the 893-bed Lake City Correctional Facility in Lake City, Florida.

In April 2006, the Company was selected by Bay County for the continued management of the Bay County Jail and Annex, in Panama City, Florida. In addition, the Company was selected to construct new beds to replace capacity of the existing jail facility that will be demolished. Both the management and construction contracts are subject to final execution by Bay County, which the Company believes is imminent. The construction of the new and replacement beds will be funded by Bay County at a fixed

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                                                  CCA First Quarter 2006 Results
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price. Construction is currently scheduled for completion in the second quarter of 2008. The Company does not expect a material change in the capacity of the facility as a result of the new construction.

In March 2006, the Company resumed operations at its 1,440-bed North Fork Correctional Facility in Sayre, Oklahoma with a modest population from the state of Vermont. Although the Company expects to accommodate additional inmate populations from the state of Vermont at this facility in the future, a major consideration in re-opening North Fork was the expectation of additional inmate populations from various existing state and federal customers. Based on the Company's decision to utilize this facility primarily to satisfy future state inmate requirements, on April 28, 2006, the Company provided the BOP with notice of its withdrawal of the North Fork facility from the BOP's Criminal Alien Requirement 5 (CAR 5) solicitation. As a result of the North Fork withdrawal, the Company's Stewart County Correctional Facility is the only company facility remaining in the CAR 5 solicitation.

Also in March 2006, the Company was awarded a contract with the New Mexico Department of Corrections to operate and manage the State-owned Camino Nuevo Female Correctional Facility. The 192-bed facility located in Albuquerque, New Mexico will house overflow offenders from the Company's New Mexico Women's Correctional Facility in Grants, New Mexico. The Company anticipates receiving an initial population of female offenders in July 2006.

In February 2006, the Company announced that it reached an agreement with the City of Eloy, Arizona to house detainees from ICE under an Inter-Governmental Service Agreement between the City of Eloy and ICE. The agreement will enable ICE to accommodate detainees at the Company's 1,500-bed Eloy Detention Center in Eloy, Arizona. Under its agreement with the City, the Company is eligible for periodic rate increases. Although the contract does not provide for a guaranteed occupancy, the Company expects over time that the facility will be substantially occupied by ICE. At March 31, 2006, the facility housed over 1,100 inmates on behalf of ICE and the state of Washington.

FACILITY DEVELOPMENT UPDATE

Based upon the Company's expectations for increased federal demand for detention space along the Texas border with Mexico, the Company is proceeding with an expansion of its 480-bed Webb County Detention Center by 722 beds, increasing total capacity to 1,202 beds. The expansion, estimated to cost approximately $38.9 million, is currently scheduled for completion in the first quarter 2008.

The state of Florida has contracted with the Company to expand the State's Bay Correctional Facility and Gadsden Correctional Institution. The Bay expansion will add approximately 235 beds to the existing 750-bed facility, while the Gadsden expansion will add 384 beds to the existing 1,136-bed facility. Both expansions are being funded by the state of Florida, and are currently scheduled for completion in the third quarter of 2007.

The Company is expanding the Citrus County Detention Facility on behalf of Citrus County, Florida. The expansion, anticipated to cost approximately $18.5 million, is being funded by the Company. Upon completion, the existing capacity of the facility will be increased from 400 beds to 760 beds. The expansion is currently scheduled for completion in the first quarter of 2007.

Construction continues on the Company's 1,596-bed Red Rock Correctional Center in Eloy, Arizona, with completion anticipated in July 2006 at an estimated cost of $82.6 million. The Company currently expects to relocate approximately 800 Alaskan inmates from its Florence Correctional Center to Red Rock during the third quarter of this year. The beds that will be made available at Florence are expected

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                                                  CCA First Quarter 2006 Results
                                                                          Page 5


to be used to satisfy anticipated federal demand for detention beds in the Arizona area. The Company expects that the Red Rock facility will be substantially occupied by inmates from the states of Alaska and Hawaii by December 2006.

Construction continues on the Company's 1,896-bed Saguaro Correctional Facility, also in Eloy, Arizona. The $100 million project is scheduled for completion in the third quarter of 2007. Upon completion, the Company anticipates it will consolidate into Saguaro, inmates from the state of Hawaii that are currently located in a number of the Company's facilities. It is anticipated that growing state and federal demand for beds will ultimately absorb the beds vacated by Hawaii.

Commenting on the Company's financial results, President and CEO John Ferguson stated, "We are pleased with our first quarter results, as our earnings benefited from higher than expected inmate populations at a number of key facilities. The environment for our business continues to improve, with demand for prison beds exceeding supply on behalf of many of our customers. As a result of this situation, we continue to see rising occupancies, while our inventory of available beds continues to be absorbed."

Ferguson continued, "We continue to monitor the status of immigration policy to determine the effect it may have on our business. At this time, based upon comments from both the President and the Secretary of Homeland Security, we believe there will be a significant expansion of border enforcement efforts, which should result in a substantial increase in the population of illegal detainees. We also see increased funding from Congress in support of these enhanced enforcement efforts."

"As a result of the potential of increased federal demand, as well as the increasing demand on the part of many of our state customers, we have intensified our efforts to deliver additional beds, as indicated by the facility development efforts we have underway. We are currently building on our own behalf, or constructing on behalf of our customers, projects totaling approximately 5,200 beds with an aggregate construction cost of almost $272 million."

GUIDANCE

The Company expects diluted earnings per share for the second quarter of 2006 to be in the range of $0.55 to $0.59, and full year EPS to be in the range of $2.20 to $2.27, excluding $0.02 per diluted share, net of taxes, for expenses associated with the aforementioned debt refinancing transactions completed in the first quarter of 2006. The full year guidance includes expenses totaling $0.07 per diluted share, net of taxes, for stock-based compensation, compared with $0.03 per diluted share, net of taxes, during 2005.

During 2006, the Company expects to invest approximately $166.1 million in capital expenditures, consisting of approximately $117.5 million in prison construction and expansions, $31.6 million in maintenance capital expenditures and $17.0 million in information technology.

SUPPLEMENTAL FINANCIAL INFORMATION AND INVESTOR PRESENTATIONS

The Company has made available on its website supplemental financial information and other data for the first quarter 2006. The Company does not undertake any obligation, and disclaims any duty, to update any of the information disclosed in this report. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Financial Information" of the Investor section.

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                                                  CCA First Quarter 2006 Results
                                                                          Page 6


The Company's management may meet with investors from time to time during the second quarter of 2006. Written materials used in the investor presentations will also be available on the Company's website beginning on or about May 26, 2006. Interested parties may access this information through the Company's website at www.correctionscorp.com under "Webcasts" of the Investor section.

WEBCAST AND REPLAY INFORMATION

The Company will host a webcast conference call at 2:00 p.m. Central Time (3:00 p.m. Eastern Time) today to discuss its 2006 first quarter financial results. To listen to this discussion, please access "Webcasts" on the Investor page at www.correctionscorp.com. The conference call will be archived on the Company's website following the completion of the call. In addition, a telephonic replay will begin today at 5:00 p.m. Central Time through 11:59 p.m. Central Time on May 10, 2006, by dialing 877-519-4471, pass code 7293368.

ABOUT THE COMPANY

The Company is the nation's largest owner and operator of privatized correctional and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. The Company currently operates 63 facilities, including 39 company-owned facilities, with a total design capacity of approximately 71,000 beds in 19 states and the District of Columbia. The Company specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, the Company's facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. The Company also provides health care (including medical, dental and psychiatric services), food services and work and recreational programs.

FORWARD-LOOKING STATEMENTS

This press release contains statements as to the Company's beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) fluctuations in the Company's operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (ii) changes in the privatization of the corrections and detention industry, the public acceptance of the Company's services and the timing of the opening of and demand for new prison facilities and the commencement of new management contracts;
(iii) the Company's ability to obtain and maintain correctional facility management contracts, including as the result of sufficient governmental appropriations and as the result of inmate disturbances; (iv) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond the Company's control, such as weather, labor conditions and material shortages, resulting in increased construction costs; and (v) general economic and market conditions. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission.

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                                                  CCA First Quarter 2006 Results
                                                                          Page 7


The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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

                                                  CCA First Quarter 2006 Results
                                                                          Page 8


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            MARCH 31,   December 31,
                                                                              2006          2005
                                                                           ----------   ------------
                                 ASSETS

Cash and cash equivalents                                                  $   64,924    $   64,901
Restricted cash                                                                11,399        11,284
Investments                                                                    49,481        19,014
Accounts receivable, net of allowance of $1,622 and $2,258, respectively      167,554       176,560
Deferred tax assets                                                            27,076        32,488
Prepaid expenses and other current assets                                       9,453        15,884
                                                                           ----------    ----------
   Total current assets                                                       329,887       320,131

Property and equipment, net                                                 1,722,742     1,710,794

Investment in direct financing lease                                           16,118        16,322
Goodwill                                                                       15,246        15,246
Other assets                                                                   26,057        23,820
                                                                           ----------    ----------
   Total assets                                                            $2,110,050    $2,086,313
                                                                           ==========    ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expenses                                      $  137,797    $  141,090
Income taxes payable                                                            1,715         1,435
Current portion of long-term debt                                                 381        11,836
Current liabilities of discontinued operations                                    682         1,774
                                                                           ----------    ----------
   Total current liabilities                                                  140,575       156,135

Long-term debt, net of current portion                                        976,185       963,800
Deferred tax liabilities                                                       13,906        12,087
Other liabilities                                                              37,719        37,660
                                                                           ----------    ----------
   Total liabilities                                                        1,168,385     1,169,682
                                                                           ----------    ----------

Commitments and contingencies

Common stock - $0.01 par value; 80,000 shares authorized; 40,095 and 39,694 shares issued and outstanding at March 31, 2006 and
   December 31, 2005, respectively                                                401           397
Additional paid-in capital                                                  1,504,322     1,506,184
Deferred compensation                                                              --        (5,563)
 Retained deficit                                                            (563,058)     (584,387)
                                                                           ----------    ----------
   Total stockholders' equity                                                 941,665       916,631
                                                                           ----------    ----------
   Total liabilities and stockholders' equity                              $2,110,050    $2,086,313
                                                                           ==========    ==========

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                                                  CCA First Quarter 2006 Results
                                                                          Page 9


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                FOR THE QUARTER
                                                                ENDED MARCH 31,
                                                              -------------------
                                                                2006       2005
                                                              --------   --------
REVENUE:
   Management and other                                       $314,978   $279,915
   Rental                                                        1,036        972
                                                              --------   --------
                                                               316,014    280,887
                                                              --------   --------
EXPENSES:
   Operating                                                   236,034    214,750
   General and administrative                                   14,377     12,538
   Depreciation and amortization                                15,703     14,037
                                                              --------   --------
                                                               266,114    241,325
                                                              --------   --------
OPERATING INCOME                                                49,900     39,562
                                                              --------   --------

OTHER (INCOME) EXPENSE:
   Interest expense, net                                        15,126     17,428
   Expenses associated with debt refinancing and
      recapitalization transactions                                982     35,032
   Other income                                                    (12)      (124)
                                                              --------   --------
                                                                16,096     52,336
                                                              --------   --------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE

  INCOME TAXES                                                  33,804    (12,774)

   Income tax (expense) benefit                                (12,475)     4,455
                                                              --------   --------

INCOME (LOSS) FROM CONTINUING OPERATIONS                        21,329     (8,319)
   Income (loss) from discontinued operations, net of taxes         --       (620)
                                                              --------   --------
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS            $ 21,329   $ (8,939)
                                                              ========   ========

BASIC EARNINGS (LOSS) PER SHARE:
   Income (loss) from continuing operations                   $   0.54   $  (0.22)
   Income (loss) from discontinued operations, net of taxes         --      (0.02)
                                                              --------   --------
      Net income (loss) available to common stockholders      $   0.54   $  (0.24)
                                                              ========   ========

DILUTED EARNINGS (LOSS) PER SHARE:
   Income (loss) from continuing operations                   $   0.52   $  (0.22)
   Income (loss) from discontinued operations, net of taxes         --      (0.02)
                                                              --------   --------
      Net income (loss) available to common stockholders      $   0.52   $  (0.24)
                                                              ========   ========

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                                                  CCA First Quarter 2006 Results
                                                                         Page 10


               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
         (UNAUDITED AND AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

CALCULATION OF ADJUSTED FREE CASH FLOW

                                                                                FOR THE QUARTER
                                                                                ENDED MARCH 31,
                                                                              ------------------
                                                                                2006      2005
                                                                              -------   --------
Pre-tax income available to common stockholders                               $33,804   $(13,394)
Expenses associated with debt refinancing and recapitalization transactions       982     35,032
Income taxes paid                                                                  --    (13,761)
Depreciation and amortization                                                  15,703     14,037
Depreciation and amortization for discontinued operations                          --        163
Income tax (benefit) expense for discontinued operations                           --       (332)
Stock-based compensation reflected in G&A expenses                                778        206
Amortization of debt costs and other non-cash interest                          1,235      1,378
Maintenance and technology capital expenditures                                (9,519)    (7,632)
                                                                              -------   --------
ADJUSTED FREE CASH FLOW                                                       $42,983   $ 15,697
                                                                              =======   ========

CALCULATION OF EBITDA AND ADJUSTED EBITDA

                                                                               FOR THE QUARTER
                                                                               ENDED MARCH 31,
                                                                              -----------------
                                                                                2006      2005
                                                                              -------   -------
Net income (loss)                                                             $21,329   $(8,939)
Interest expense, net                                                          15,126    17,428
Depreciation and amortization                                                  15,703    14,037
Income tax expense (benefit)                                                   12,475    (4,455)
(Income) loss from discontinued operations, net of taxes                           --       620
                                                                              -------   -------
EBITDA                                                                        $64,633   $18,691
Expenses associated with debt refinancing and recapitalization transactions       982    35,032
                                                                              -------   -------
ADJUSTED EBITDA                                                               $65,615   $53,723
                                                                              =======   =======

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                                                  CCA First Quarter 2006 Results
                                                                         Page 11


CALCULATION OF ADJUSTED DILUTED EARNINGS PER SHARE

                                                                                   FOR THE QUARTER
                                                                                   ENDED MARCH 31,
                                                                                 ------------------
                                                                                   2006      2005
                                                                                 -------   --------
Net income available to common stockholders                                      $21,329   $ (8,939)
   Expenses associated with debt refinancing and recapitalization transactions       982     35,032
   Income tax benefit for special items                                             (362)   (12,218)
                                                                                 -------   --------
Adjusted net income available to common stockholders                              21,949     13,875
Interest expense applicable to convertible notes, net of taxes                        --        121
                                                                                 -------   --------
Diluted adjusted net income available to common stockholders                     $21,949   $ 13,996
                                                                                 =======   ========
Weighted average common shares outstanding - basic                                39,533     36,536
Effect of dilutive securities:
   Stock options and warrants                                                      1,029      1,277
   Convertible notes                                                                  --      2,204
   Restricted stock-based compensation                                               148         75
                                                                                 -------   --------
Weighted average shares and assumed conversions - diluted                         40,710     40,092
                                                                                 -------   --------
ADJUSTED DILUTED EARNINGS PER SHARE                                              $  0.54   $   0.35
                                                                                 =======   ========

                   NOTE TO SUPPLEMENTAL FINANCIAL INFORMATION

Net income excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures. The Company believes that these measures are important operating measures that supplement discussion and analysis of the Company's results of operations and are used to review and assess operating performance of the Company and its correctional facilities and their management teams. The Company believes that it is useful to provide investors, lenders and security analysts disclosures of its results of operations on the same basis as that used by management.

Management and investors review both the Company's overall performance (including GAAP EPS, net income, Adjusted Diluted Earnings Per Share and Adjusted free cash flow) and the operating performance of the Company's correctional facilities (EBITDA and Adjusted EBITDA). EBITDA and Adjusted EBITDA are useful as supplemental measures of the performance of the Company's correctional facilities because they do not take into account depreciation and amortization, tax provisions, or with respect to Adjusted EBITDA, the impact of the Company's financing strategies. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), this accounting presentation assumes that the value of real estate assets diminishes at a level rate over time. Because of the unique structure, design and use of the Company's correctional facilities, management believes that assessing performance of the Company's correctional facilities without the impact of depreciation or amortization is useful. The calculation of Adjusted free cash flow substitutes capital expenditures incurred to maintain the functionality and condition of the Company's correctional facilities in lieu of a provision for depreciation; Adjusted free cash flow also excludes certain other non-cash expenses that do not affect the Company's ability to service debt.

The Company may make adjustments to GAAP net income, Adjusted EBITDA and Adjusted free cash flow from time to time for certain other income and expenses that it considers non-recurring, infrequent or unusual, such as the special charges in the preceding calculation of earnings per diluted share excluding special charges (Adjusted Diluted Earnings Per Share), even though such items may require cash settlement, because such items do not reflect a necessary component of the ongoing operations of the Company. Other companies may calculate Adjusted Diluted Earnings Per Share, EBITDA, Adjusted EBITDA and Adjusted free cash flow differently than the Company does, or adjust for other items, and therefore comparability may be limited. EPS excluding special charges (Adjusted Diluted Earnings Per Share), EBITDA, Adjusted EBITDA and Adjusted free cash flow are not measures of performance under GAAP, and should not be considered as an alternative to cash flows from operating activities or as a measure of liquidity or an alternative to net income as indicators of the Company's operating performance or any other measure of performance derived in accordance with GAAP. This data should be read in conjunction with the Company's consolidated financial statements and related notes included in its filings with the Securities and Exchange Commission.

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